Exhibit 99.1


                    WERNER ENTERPRISES, INC.
                       14507 Frontier Road
                         P. O. Box 45308
                     Omaha, Nebraska  68145




FOR IMMEDIATE RELEASE           Contact: Robert E. Synowicki, Jr.
---------------------                Executive Vice President and
                                        Chief Information Officer
                                                   (402) 894-3000

                                                   John J. Steele
                                    Vice President, Treasurer and
                                          Chief Financial Officer
                                                   (402) 894-3000


WERNER ENTERPRISES REPORTS FIRST QUARTER 2000 OPERATING REVENUES
                          AND EARNINGS



Omaha, Nebraska, April 14, 2000:
-------------------------------

     Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, today reported operating revenues and earnings for the first quarter ended March 31, 2000. Operating revenues for first quarter increased 21% to a record $291.4 million compared to $241.0 million in the first quarter of 1999. Earnings per share decreased to $.22 per share compared to $.27 per share in first quarter 1999, due primarily to the higher cost of fuel.

     "First quarter 2000 was a quarter of challenges and opportunities for Werner Enterprises," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "Fuel prices reached a ten-year high during the quarter, compared to a ten-year low in the same period a year ago. High fuel prices reduced our earnings by approximately 10 cents per share for first quarter 2000 compared to first quarter 1999.

     "Over the last few months, we have increased our focus on improving our margins and returns. We contacted our customers to explain the critical need for improved fuel surcharge reimbursement. We significantly improved the percentage recovery of fuel reimbursement for the increased cost of fuel in first quarter 2000 compared to fourth quarter 1999. Demand for our services remained strong throughout the quarter. We improved our revenue per truck per week, net of fuel reimbursement, by about 4% due to improved rates per mile and better utilization."

     On March 14, 2000, we announced that Werner Enterprises signed a letter of intent to join five other large transportation companies and merge their logistics business units into a commonly owned, Internet-based transportation logistics company, Transplace.com. Transplace.com will offer a Web-enabled transportation platform to bring together shippers and carriers to collaborate on their transportation logistics planning and execution in the most efficient and effective manner. Transplace.com is developing programs for the cooperative purchasing of products, supplies and services with the goal of lowering the costs of member carriers. It is expected that Werner Enterprises will transfer its existing logistics business to Transplace.com during third quarter 2000. This transfer is not expected to materially impact the earnings of Werner Enterprises during the year 2000.

     During  first  quarter  2000, Werner  Enterprises  purchased
163,201 shares of its common stock at an average cost of $13 per share.

     "Werner Enterprises is committed to improving earnings growth and shareholder value. The current challenges facing the truckload industry are tremendous opportunities for our Company. Our size, superior service, advanced technology, financial strength and experienced management team provide Werner Enterprises with distinct competitive advantages. We are excited and optimistic about the future of our Company," said C. L. Werner.

     Werner Enterprises is a full-service transportation company providing truckload and other transportation services throughout the 48 states, portions of Canada and Mexico. The Company was founded in 1956 by Clarence L. Werner. Werner is one of the nation's largest truckload carriers with a fleet of 7,175 trucks and 18,900 trailers.

     Werner  Enterprises' common stock  is traded on  The  Nasdaq
Stock  Market under the symbol WERN.  The Werner Enterprises  web site address is www.werner.com.
                --------------

     Note: This press release contains forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                                          (In thousands)

                              Quarter       % of        Quarter       % of
                               Ended      Operating      Ended      Operating
                              3/31/00     Revenues      3/31/99     Revenues
                             --------     ---------    --------     ---------
Operating revenues           $291,379         100.0    $240,980         100.0
                             --------     ---------    --------     ---------

Operating expenses:
   Salaries, wages and
     benefits                 103,312          35.4      89,321          37.1
   Fuel                        31,209          10.7      14,008           5.8
   Supplies and maintenance    25,312           8.7      20,138           8.3
   Taxes and licenses          21,462           7.4      19,766           8.2
   Insurance and claims         6,980           2.4       9,390           3.9
   Depreciation                26,321           9.0      23,535           9.8
   Rent and purchased
     transportation            57,027          19.5      42,327          17.6
   Communications and
     utilities                  3,686           1.3       3,099           1.3
   Other                       (2,465)         (0.8)     (1,847)         (0.8)
                             --------     ---------    --------     ---------
      Total operating
        expenses              272,844          93.6     219,737          91.2
                             --------     ---------    --------     ---------
Operating income               18,535           6.4      21,243           8.8
                             --------     ---------    --------     ---------

Other expense (income):
   Interest expense             2,235           0.8       1,198           0.5
   Interest income               (447)         (0.1)       (330)         (0.1)
   Other                          105           0.0          17           0.0
                             --------     ---------    --------     ---------
      Total other expense       1,893           0.7         885           0.4
                             --------     ---------    --------     ---------

Income before income taxes     16,642           5.7      20,358           8.4
Income taxes                    6,324           2.2       7,736           3.2
                             --------     ---------    --------     ---------
Net income                    $10,318           3.5     $12,622           5.2
                             ========     =========    ========     =========

Diluted shares outstanding     47,251                    47,570
                             ========                  ========
Diluted earnings per share       $.22                      $.27
                             ========                  ========


                                   BALANCE SHEET DATA
                                      (Unaudited)
                                     (In thousands)

                               As of                    As of
                              3/31/00                  12/31/99
                             --------                  --------

Current assets               $196,138                  $188,827

Total assets                 $887,913                  $896,879

Current liabilities          $102,632 *                $121,206 *

Long-term debt               $120,000                  $120,000

Stockholders' equity         $501,800                  $494,772

*Current liabilities include $5 million and $25 million of short-term debt at March 31, 2000 and December 31, 1999, respectively.